Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Financial Results for Fiscal 2019

Operating Income Jumps 90% Over Prior Fiscal Year

Westminster, MA – June 27, 2019 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the fourth quarter and the full year ended March 31, 2019. Net income was $0.5 million for the three months ended March 31, 2019 as compared to a net loss of $0.4 million in the same quarter a year ago. Net income was $1.1 million, or $0.04 per share, for the fiscal year ended March 31, 2019 compared with a net loss of $0.3 million, or $0.01 per share, for the prior fiscal year. Net sales for the fiscal 2019 fourth quarter and full year were $4.7 million and $16.7 million, respectively. Gross profit for the fourth quarter and full year of fiscal 2019 improved significantly over the same periods a year ago.

“This was another year of operational execution, resulting in a significant increase in net income,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “Our results benefited from efficient operational throughput and higher absorbed overhead as we managed a larger volume of manufacturing activity during the period. We expect to operate at or above current levels during the next fiscal year.”

The financial statements in this release for periods beginning after April 1, 2018 and all subsequent releases and reports reflect the adoption of the Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), or ASC 606. Prior period amounts have not been restated and continue to be reported in accordance with the accounting standards in effect for those periods. (For more information regarding the adoption of ASC 606, refer to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10K for the period ended March 31, 2019 filed with the Securities and Exchange Commission).

Fourth Quarter of Fiscal 2019 Financial Results

•	Net sales were $4.7 million, a slight increase when compared to the same quarter a year ago.
•	Gross profit was $1.5 million compared to $0.4 million in the same quarter last year, a significant increase, driven by a higher margin product mix and higher overhead absorption.
•	Operating income was $832,000 compared to operating loss of $393,000 in the same period a year ago.
•	Net income was $538,000, or $0.02 per diluted share, compared to net loss of $367,000, or $0.01 per diluted share, in the year-ago quarter.

Full Year Fiscal 2019 Financial Results

•	Net sales were $16.7 million, an 11% decrease when compared to the same period a year ago.
•	Gross profit was $4.6 million, a 15% increase compared to $4.0 million in the same period a year ago, primarily due to a higher margin product mix and higher overhead absorption.
•	Selling, general and administrative expenses were $2.7 million, or 9% lower than the same period a year ago.
•	Operating income was $1.8 million, compared to operating income of $1.0 million in the same period a year ago, a 90% increase.
•	Net income was $1.1 million compared to a net loss of $266,000 in fiscal 2018.
•	EBITDA was $2.6 million for the year ended March 31, 2019, compared to $1.7 million for the year ended March 31, 2018. Please refer to the reconciliation of EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

Financial Position

At March 31, 2019, TechPrecision had $2.0 million in cash. Fiscal 2019 was marked by an increase in customer project activity which resulted in more cash expended to ramp up production during the first half of the fiscal year. We expect that our available cash balance will begin to build again during the next operating quarter. Working capital was $6.3 million at March 31, 2019 compared to working capital of $4.9 million at March 31, 2018.

Income Taxes

For the year ended March 31, 2019, the Company recorded tax expense of $423,000. We did not make any significant tax payments for the year ended March 31, 2019, and do not expect to make any significant payments in Fiscal 2020, as we are able to utilize our federal net operating loss carryforward to offset taxable income. As of March 31, 2019, our federal net operating loss carryforward was approximately $8.3 million. U.S. tax laws limit the time during which these carryforwards may be applied against future taxes.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on June 27, 2019. To participate in the live conference call, please dial 1-844-602-0380 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-862-298-0970. When prompted, reference TechPrecision.

A replay will be available until July 27, 2019. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 49531. The call will also be available live by webcast at TechPrecision Corporation's website, www.techprecision.com, and will also be available over the Internet and accessible at: https://www.investornetwork.com/event/presentation/49531.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiary, Ranor, Inc., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to change the composition of our revenues and effectively reduce operating expenses; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; operating in a single geographic location; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; general industry and market conditions and growth rates; general economic conditions; and those risks discussed in “Item 1A. Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K, as well as those described in any other filings which we make with the SEC.

Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

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TECHPRECISION CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2019	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$2,036,646	$2,689,110
Accounts receivable, net	1,010,443	1,446,982
Contract assets	4,390,832	347,896
Inventories	1,240,315	2,088,485
Other current assets	498,059	450,540
Total current assets	9,176,295	7,023,013
Property, plant and equipment, net	4,860,609	5,202,448
Deferred income taxes	2,004,346	2,046,298
Other noncurrent assets, net	6,233	6,860
Total assets	$16,047,483	$14,278,619

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$609,082	$345,705
Accrued expenses	753,499	788,084
Contract liabilities	740,947	180,706
Current portion of long-term debt	822,105	766,354
Total current liabilities	2,925,633	2,080,849
Long-term debt, including capital leases	3,410,542	4,185,274
Stockholders’ Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 29,234,594 and 28,824,593 shares issued and outstanding at March 31, 2019 and 2018	2,923	2,882
Additional paid in capital	8,693,106	8,561,995
Accumulated other comprehensive income	21,940	24,236
Retained earnings (accumulated deficit)	993,339	(576,617)
Total stockholders’ equity	9,711,308	8,012,496
Total liabilities and stockholders’ equity	$16,047,483	$14,278,619

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2019	2018	2019	2018
Net sales	$4,712,154	$4,668,420	$16,702,558	$18,729,994
Cost of sales	3,246,640	4,288,458	12,118,190	14,753,693
Gross profit	1,465,514	379,962	4,584,368	3,976,301
Selling, general and administrative	633,258	772,631	2,746,543	3,009,002
Income (loss) from operations	832,256	(392,669)	1,837,825	967,299
Other income	32,428	2,634	41,033	4,267
Interest expense	(80,877)	(98,931)	(354,825)	(412,988)
Total other expense, net	(48,449)	(96,297)	(313,792)	(408,721)
Income (loss) before income taxes	783,807	(488,966)	1,524,033	558,578
Income tax expense (benefit)	246,252	(121,761)	423,357	824,486
Net income (loss)	$537,555	$(367,205)	$1,100,676	$(265,908)
Net income (loss) per share basic	$0.02	$(0.01)	$0.04	$(0.01)
Net income (loss) per share diluted	$0.02	$(0.01)	$0.04	$(0.01)
Weighted average number of shares outstanding basic	29,009,630	28,824,593	28,878,780	28,824,593
Weighted average number of shares outstanding diluted	30,666,447	28,824,593	30,293,670	28,824,593

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,100,676	$(265,908)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	749,755	704,284
Amortization of debt issue costs	55,247	70,041
Loss on disposal of equipment	3,428	20,000
Stock based compensation expense	137,352	303,175
Change in contract loss provision	(143,105)	52,197
Deferred income taxes	423,357	825,382
Changes in operating assets and liabilities:
Accounts receivable	436,539	75,794
Contract assets	(2,334,418)	-
Inventories	(263,622)	150,528
Other current assets	13,322	(28,443)
Other noncurrent assets	(7,245)	(17,742)
Accounts payable	263,377	(19,603)
Accrued expenses	246,501	(151,401)
Contract liabilities	(149,855)	(462,125)
Net cash provided by operating activities	531,309	1,256,179
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(446,652)	(994,530)
Proceeds from disposition of equipment	35,309	80,000
Net cash used in investing activities	(411,343)	(914,530)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	182,400	-
Common stock repurchased	(188,600)	-
Repayment of capital lease obligation	(14,002)	(19,940)
Repayment of long-term debt	(752,352)	(697,536)
Net cash used in financing activities	(772,554)	(717,476)
Effect of exchange rate on cash and cash equivalents	124	(1,219)
Net decrease in cash and cash equivalents	(652,464)	(377,046)
Cash and cash equivalents, beginning of period	2,689,110	3,066,156
Cash and cash equivalents, end of period	$2,036,646	$2,689,110

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net Income (loss)

The following table provides a reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure reported in our condensed consolidated financial statements:

(dollars in thousands)	March 31, 2019	March 31, 2018	Change Amount
Net income (loss)	$1,101	$(266)	$1,367
Income tax expense	423	824	(401)
Interest expense (1)	355	413	(58)
Depreciation	750	704	46
EBITDA	$2,629	$1,675	$954

(1)	Includes amortization of debt issue costs.

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